Exhibit 10.12

FORM OF

TAX RECEIVABLE AGREEMENT

by and among

SPIRIT AIRLINES, INC.,

INDIGO PACIFIC PARTNERS LLC,

and

OCM FIE, LLC

Dated as of                                         , 2010

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.01	Definitions	1

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT
Section 2.01	NOL Utilization	7
Section 2.02	Tax Benefit Schedule	7
Section 2.03	Procedures, Amendments	7

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.01	Payments	8
Section 3.02	No Duplicative Payments; Intent	9

ARTICLE IV
TERMINATION

Section 4.01	Termination, Early Termination and Breach of Agreement	9
Section 4.02	Early Termination Notice	10
Section 4.03	Payment upon Early Termination	10

ARTICLE V
LATE PAYMENTS

Section 5.01	Late Payments by the Company	11

ARTICLE VI
COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.01	Stockholder Representative Participation in Company Tax Matters	11
Section 6.02	Consistency	11
Section 6.03	Cooperation	11

ARTICLE VII
MISCELLANEOUS

Section 7.01	Notices	12

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [            ], 2010, is hereby entered into by and among SPIRIT AIRLINES, INC., a Delaware corporation (the “Company”), INDIGO PACIFIC PARTNERS LLC, a Delaware limited liability company (“Indigo”), and OCM FIE, LLC, a Delaware limited liability company (“Oaktree”) (Indigo and Oaktree together (along with any successor as provided in Section 7.06), the “Stockholder Representatives”).

RECITALS

WHEREAS, the Stockholders listed on Schedule A are the record owners of all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock (together with the Class A Common Stock, the “Common Stock”) of the Company on the date hereof (including, for these purposes, all shares of Common Stock issuable pursuant to the Recapitalization Agreement (as defined herein));

WHEREAS, the Company intends to effect the IPO (as defined herein);

WHEREAS, the Company has generated NOLs, Deferred Interest Deductions and Tax Credits (each as defined herein) prior to the IPO that the Company will be entitled to utilize;

WHEREAS, if utilized, the Pre-IPO NOLs will reduce the actual liability for Taxes (as defined herein) that the Company might otherwise be required to pay;

WHEREAS, subject to the completion of the IPO, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO NOLs on the actual liability for Taxes of the Company;

WHEREAS, this Agreement is intended to provide payments to the Stockholders in an amount equal to ninety percent (90%) of the aggregate reduction in Taxes payable realized by the Company from the utilization of the Pre-IPO NOLs;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means any law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Company and the Stockholder Representatives.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to the Stockholder Representatives and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Aggregate Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Aggregate Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Agreed Rate” means a rate per annum equal to LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Percentage” with respect to any Stockholder means the quotient, expressed as a percentage set forth opposite such Stockholder’s name on Schedule A, obtained by dividing (i) the number of outstanding shares of Common Stock owned by such Stockholder immediately prior to the IPO (including, for these purposes, all shares of Common Stock issuable pursuant to the Recapitalization Agreement) by (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the IPO.

“Available Benefit” is defined in Section 3.03 of this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries unless, immediately following such transaction, more than fifty percent (50%) of the voting power of the then outstanding voting stock of the Company resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) is held by the existing Company equity holders (determined immediately prior to such transaction and related transactions);

(ii) a transaction in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;

(iii) a transaction in which there is an acquisition of control of the Company by a Person or group of Persons (other than one or more of the Stockholders). The term “control” for purposes of this (iii) shall mean the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(iv) a transaction in which individuals who constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided, however, that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of the Company on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director, and provided, further, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Company” is defined in the preamble of this Agreement.

“Company Return” means the U.S. federal income tax return of the Company filed with respect to Taxes of any Taxable Year.

“CPR” means the International Institute for Conflict Prevention and Resolution.

“Default Rate” means a rate per annum equal to LIBOR plus 500 basis points.

“Deferred Interest Deductions” means interest deductions that have accrued for U.S. federal income tax purposes with respect to notes payable from the Company to the Stockholders (or their Affiliates) and for which the applicable deductions have been deferred by reason of Section 163(j) or Section 267(a) of the Code.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Agreement Date” is defined in Section 4.03(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means a rate per annum equal to the lesser of (i) six percent (6%) and (ii) LIBOR plus 300 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Incumbent Directors” is defined in (iv) of the definition of Change of Control.

“Indigo” is defined in the preamble of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of Common Stock of the Company pursuant to the Registration Statement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOL Payment” is defined in Section 5.01 of this Agreement.

“NOLs” shall mean all net operating losses for U.S. federal income tax purposes.

“Pre-IPO NOLs” shall mean NOLs, Deferred Interest Deductions and Tax Credits generated by the Company prior to October 1, 2010.

“Post-IPO NOLs” shall mean NOLs, Deferred Interest Deductions and Tax Credits generated by the Company on or after October 1, 2010.

“Non-NOL Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Company using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no Pre-IPO NOLs. If all or any portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Non-NOL Tax Liability unless and until there has been a Determination.

“Oaktree” is defined in the preamble of this Agreement.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Payment Date” means any date on which a Tax Benefit Payment is required to be made by the Company pursuant to this Agreement.

“Permitted Assignee” means any Person who receives rights under this Agreement pursuant to an Permitted Assignment.

“Permitted Assignment” is defined in Section 7.06(b) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of (i) the Non-NOL Tax Liability over (ii) the actual liability for Taxes of the Company for such Taxable Year. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Recapitalization Agreement” means the Recapitalization Agreement dated September 17, 2010, by and between the Company and certain of the Company’s noteholders and preferred stockholders.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-169474) of the Company, as amended.

“Rules” is defined in Section 7.08(a) of this Agreement.

“Schedule” means any Tax Benefit Schedule and the Early Termination Schedule.

“Stockholders” means the Stockholders of the Company listed on Schedule A and their Permitted Assignees as reflected on an amended Schedule A.

“Stockholder Representatives” is defined in the preamble of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Credits” means U.S. federal alternative minimum tax credits that may be utilized to offset U.S. federal income or alternative minimum tax.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve months for which a Company Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Company will have taxable income sufficient to fully utilize the Company’s NOLs and other tax attributes (in accordance with all applicable limitations, but, in the event of a Change of Control, excluding any limitations arising from such Change of Control) during such Taxable Year or future Taxable Years, as applicable; (ii) the utilization of the Pre-IPO NOLs for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the

Early Termination Date; and (iii) the federal Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code as in effect on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 NOL Utilization. The Company, on the one hand, and the Stockholders, on the other hand, acknowledge that the Company may utilize the Pre-IPO NOLs to reduce the amount of Taxes that the Company would otherwise be required to pay in the future.

Section 2.02 Tax Benefit Schedule. Within forty-five calendar days after the filing of the Company Return for any Taxable Year, the Company shall provide to each Stockholder Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit for such Taxable Year, if any, (ii) the calculation of any payment to be made to the Stockholders pursuant to Article III with respect to such Taxable Year, and (iii) all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Company delivers to the Stockholder Representatives an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the Stockholder Representatives schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter with respect to such Schedule and (y) allow the Stockholder Representatives and their advisors reasonable access at no cost to the appropriate representatives at each of the Company and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless a Stockholder Representative, within forty-five calendar days after receiving any Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty calendar days of receipt by the Company of such notice, the Company and the Stockholder Representatives shall employ the Reconciliation Procedures.

(b) Amended Schedule. The Schedule for any Taxable Year shall be amended by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Stockholder Representatives, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule or the prior Amended Schedule) in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward (including, to the extent affecting the Non-NOL Tax Liability, a hypothetical carryback or carryforward attributable to any Post-IPO NOLs) of a loss or other tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (such Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Company shall provide any Amended Schedule to each Stockholder Representative within thirty calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence (or, to the extent such event occurs in connection with a Company Return filing described in Section 2.02, concurrently with the delivery of the Tax Benefit Schedule pursuant to Section 2.02) and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Timing of Payments to the Stockholders. (i) Within five Business Days of a Tax Benefit Schedule with respect to a Taxable Year becoming final in accordance with Section 2.03(a), the Company shall pay to each of the Stockholders the Tax Benefit Payments for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable Stockholder to the Company or as otherwise agreed by the Company and the applicable Stockholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments.

(b) The “Tax Benefit Payment” with respect to any Stockholder means an amount equal to such Stockholder’s Applicable Percentage of the Aggregate Tax Benefit Payment. The “Aggregate Tax Benefit Payment” means an amount, not less than zero, equal to ninety percent (90%) of the sum of the Net Tax Benefit (as defined below) and the Interest Amount (as defined below). The “Net Tax Benefit” with respect to a Taxable Year shall equal (i) the Company’s Realized Tax Benefit, if any, for such Taxable Year plus (ii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on an Amended Schedule over the Realized Tax Benefit reflected on the original Tax Benefit Schedule, minus (iii) for each prior Taxable Year, the excess, if any, of the Realized Tax Benefit reflected on the original Tax Benefit Schedule over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that to the extent any of the adjustments described in 3.01(b)(ii) or (iii) was reflected in the calculation of the Aggregate Tax Benefit Payment for any Taxable Year, such adjustments shall not be taken into account in determining the Aggregate Tax Benefit Payment for any subsequent Taxable Year; and provided, further, that for the avoidance of doubt, the Stockholders shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on any Net

Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Company Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the Payment Date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Pre-IPO NOLs and the amount of any Tax Benefit Payments attributable to 2010, the parties agree to treat the calendar year 2010 as consisting of two Taxable Years, (i) January 1 through September 30 and (ii) October 1 through December 31.

Section 3.02 No Duplicative Payments; Intent. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that ninety percent (90%) of the Company’s Realized Tax Benefit and Interest Amount for all years be paid to the Stockholders pursuant to this Agreement. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. federal income tax statute) and the Treasury Regulations or the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO NOLs and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement.

(a) This Agreement shall terminate on the earlier to occur of (i) the date on which all Tax Benefit Payments have been made under this Agreement or (ii) the last day of the tax year including the tenth anniversary of the IPO.

(b) Notwithstanding Section 4.01(a), the Company may terminate this Agreement by paying to the Stockholders the Early Termination Payments. Upon payment of the Early Termination Payments by the Company, the Company shall not have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Company and the Stockholder Representatives as due and payable but unpaid as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c) In the event of a Change of Control or in the event that the Company breaches any of its material obligations under this Agreement (whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise), then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control or breach and shall include, but not be limited to, (i) the Early

Termination Payment calculated as if an Early Termination Notice had been delivered on such date, (ii) any Tax Benefit Payment agreed to by the Company and the Stockholder Representatives as due and payable but unpaid as of such date and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such date. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, each of (x) Indigo on behalf of those Stockholders that are its Affiliates, (y) Oaktree on behalf of those Stockholders that are its Affiliates and (z) the Stockholder Representatives on behalf of all Stockholders other than Affiliates of Indigo and Oaktree shall be entitled to elect either to receive the amounts set forth in (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due provided that such payment includes the applicable amount of interest provided for in Section 5.01.

Section 4.02 Early Termination Notice. If the Company chooses to exercise its right of early termination under Section 4.01 above, the Company shall deliver to each Stockholder Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Company’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Aggregate Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless a Stockholder Representative, within thirty calendar days after receiving the Early Termination Schedule, provides the Company with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the Company and the Stockholder Representatives, for any reason, are unable to successfully resolve the issues raised in such notice within thirty calendar days after receipt by the Company of the Material Objection Notice, the Company and the Stockholder Representatives shall employ the Reconciliation Procedures.

Section 4.03 Payment upon Early Termination.

(a) Within five Business Days after agreement between the Stockholder Representatives and the Company of the Early Termination Schedule, the Company shall pay to the Stockholders the Early Termination Payments. Each such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Stockholder or as otherwise agreed by the Company and such Stockholder.

(b) The “Early Termination Payment” with respect to any Stockholder means an amount equal to such Stockholder’s Applicable Percentage of the Aggregate Early Termination Payment. The “Aggregate Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Stockholders beginning from the Early Termination Date applying the Valuation Assumptions. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Notice all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Company Return with respect to Taxes for each Taxable Year.

ARTICLE V

LATE PAYMENTS

Section 5.01 Late Payments by the Company. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment required to be made by the Company to any Stockholder under this Agreement (an “NOL Payment”) not made to such Stockholder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such NOL Payment was due and payable.

ARTICLE VI

COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.01 Stockholder Representative Participation in Company Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Company act in good faith in connection with its control of any matter which is reasonably expected to affect the Stockholders’ rights and obligations under this Agreement. Notwithstanding the foregoing, the Company shall notify each Stockholder Representative of, and keep such Stockholder Representative reasonably informed with respect to, the portion of any audit of the Company by a Taxing Authority the outcome of which is reasonably expected to affect the Stockholders’ rights and obligations under this Agreement, and shall give the Stockholder Representatives reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02 Consistency. Except upon the written advice of an Advisory Firm, the Company, the Stockholder Representatives and the Stockholders (through the Stockholder Representatives) agree to report and cause to be reported for all purposes, including federal, state, local and foreign tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payments) in a manner consistent with that specified by the Company in any Schedule or statement required to be provided by or on behalf of the Company under this Agreement or under applicable Tax law. Any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that only a Stockholder Representative shall have the right to object to such advice pursuant to this Section 6.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Company and the Stockholder Representatives pursuant to the definition of “Advisory Firm,” such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law (or the Company and the Stockholder Representatives agree to the use of other procedures and methodologies).

Section 6.03 Cooperation. Each of the Company, on the one hand, and the Stockholder Representatives, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Facsimile: (954) 447-7979

Attn:  Chief Executive Officer

  General Counsel

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Facsimile: (650) 463-2600

Attn:  Anthony J. Richmond

If to Indigo, to:

c/o Indigo Partners LLC

2525 E. Camelback Road

Suite 800

Phoenix, AZ 85016

Facsimile: (602) 224-1555

Attn:  William A. Franke

If to Oaktree, to:

c/o Oaktree Capital Management, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90401

Facsimile: (213) 830-6394

Attn:  Jordon L. Kruse

and

If to a Stockholder, to the name and address specified on Schedule A.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Stockholders are expressly made third party beneficiaries to this Agreement. Except as otherwise provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws provisions thereof.

Section 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06 Successors; Assignment; Amendments; Waivers.

(a) No Stockholder Representative may assign this Agreement to any person without the prior written consent of the Company and the other Stockholder Representative; provided, however, that a Stockholder Representative may assign this agreement to any of its Affiliates, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of Section 7.06(c).

(b) No Stockholder may assign his or her rights under this Agreement without the prior written consent of the Company and each Stockholder Representative; provided, however, that the rights hereunder may be freely assigned from one Stockholder to another Stockholder provided that the Company receives notice of such assignment within five days after the effective date of such assignment. Any assignment of a Stockholder’s rights meeting the requirements of this paragraph shall be referred herein to as a “Permitted Assignment”.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and each Stockholder Representative, whereupon all Stockholders shall be bound. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the CPR Rules for Non-Administered Arbitration then in effect (the “Rules”). The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the Rules. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the CPR. The arbitrator shall be a former judge. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof.

Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), either party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Stockholder (through the Stockholder Representatives) (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, and (ii) irrevocably appoints the Company as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Stockholder Representatives of any such service of process, shall be deemed in every respect effective service of process upon all Stockholders in any such action or proceeding.

(c) (i) THE STOCKHOLDERS (THROUGH THE STOCKHOLDER REPRESENTATIVES) HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09 Reconciliation. Notwithstanding the provisions of Section 7.08, in the event that the Company and the Stockholder Representatives are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or any Stockholder Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Stockholder Representatives shall bear its own costs and expenses of such proceeding, unless a Stockholder Representative has a prevailing position that is more than ten percent (10%) of the payment at issue, in which case the Company shall reimburse the Stockholder Representative for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Company and all Stockholders and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Company shall be entitled to deduct and withhold from any amount payable to a Stockholder pursuant to this Agreement or the Recapitalization Agreement (as provided in Section 5.13 of the Recapitalization Agreement) such amounts as the Company is required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to entering into or making payments under this Agreement. To the extent that amounts are so withheld and paid over to the appropriate governmental authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement, or the Recapitalization Agreement as applicable, as having been paid to the Stockholder in respect of whom such withholding was made. The Company shall provide evidence of such payment to such Stockholder. To the extent the amount of any withholding hereunder cannot be finally determined until after the end of the taxable year in which the amount otherwise payable to such Stockholder pursuant to this Agreement or the Recapitalization Agreement is required to be paid, the Company shall be entitled to deduct and withhold the maximum amount of tax that, in the Company’s reasonable judgment, may be required to be remitted to the applicable government authority with respect to such Stockholder, and after the applicable amount of withholding is finally determined, the Company shall promptly pay over any excess withheld amounts to such Stockholder.

Section 7.11 Affiliated Corporations; Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Company is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code (other than if the Company becomes a member of such a group as a result of a Change of Control, in which case the provisions of Article IV shall control): (i) the provisions of this Agreement relating to the Company shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Company’s affiliated or consolidated group transfers one or more assets to a corporation or any Person treated as such for Tax purposes with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Company’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s-length basis with an unrelated third party.

Section 7.12 Confidentiality.

(a) Each of the Stockholder Representatives and the Stockholders (through the Stockholder Representatives) and each of its assignees acknowledges and agrees that the information of the Company is confidential and, except in the course of performing any duties as necessary for the Company and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Company or the Stockholders. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Company or any of its Affiliates, becomes public knowledge (except as a result of an act of a Stockholder Representative or Stockholder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Stockholders to prepare and file their Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each of the Stockholder Representatives and each Stockholder (and each employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Company and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Stockholder Representatives or the Stockholders relating to such tax treatment and tax structure.

(b) If any Stockholder Representative or Stockholder or its assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Company shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company or any of its Subsidiaries and the accounts and funds managed by the Company and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.14 Stockholder Representatives.

(a) Appointment. Without further action of any of the Company, the Stockholder Representatives or any Stockholder, and as partial consideration of the benefits conferred by this Agreement, each Stockholder Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Stockholder with respect to the taking by the Stockholder Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representatives under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Stockholder Representatives. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for their services.

(b) Expenses. If at any time a Stockholder Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Company from the Stockholder Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Stockholder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Company shall reduce any future payments (if any) due to the Stockholders hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the requesting Stockholder Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, a Stockholder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. A Stockholder Representative shall not be liable to any Stockholder for any act of the Stockholder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Stockholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). A Stockholder Representative shall not be liable for, and shall be indemnified by the Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Stockholder Representative (and any cost or expense incurred by the Stockholder Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Stockholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Stockholder be obligated to indemnify the Stockholder Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Stockholder.

(d) Actions of the Stockholder Representatives. A decision, act, consent or instruction of the Stockholder Representatives shall be made jointly by the Stockholder Representatives, and any such joint decision, act, consent or instruction shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Company may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each Stockholder. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent or instruction of the Stockholder Representatives.

(e) Involvement in Company Determinations. In the event that any determination must be made under this Agreement by the Stockholder Representatives or any dispute arises hereunder, should any representatives of the Stockholder Representatives or their Affiliates then be serving on the Board, such directors shall be excluded from all deliberations and actions of the Board related to such determination or dispute.

(Signatures on following pages)

IN WITNESS WHEREOF, the Company and the Stockholder Representatives have duly executed this Agreement as of the date first written above.

Spirit Airlines, Inc.

By:
Name:
Title:

Indigo Pacific Partners LLC

By:
Name:
Title:

OCM FIE, LLC

By:
Name:
Title:

Signature Page to Tax Receivable Agreement